                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       PIEDMONT NATURAL GAS COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              PIEDMONT NATURAL GAS
                                 COMPANY, INC.

                    1915 REXFORD ROAD/POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT

                                 ANNUAL MEETING
                               FEBRUARY 23, 1996

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 REXFORD ROAD
                             POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               FEBRUARY 23, 1996

     The Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc. (the "Company"), will be held at the Executive Offices of the Company, 1915 Rexford Road, Charlotte, North Carolina, on February 23, 1996, at 9:30 a.m., E.S.T., for the following purposes:

     1. To elect four directors, each to serve for a term of three years (Proposal A);

     2. To ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B); and

     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on January 10, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Accordingly, only holders of Common Stock of record on such date will be entitled to vote at the Meeting.

                                          By order of the Board of Directors,

                                               MARTIN C. RUEGSEGGER
                                               Corporate Counsel and Secretary

January 23, 1996

THE FORM OF PROXY IS ENCLOSED TO ENABLE YOU TO VOTE YOUR SHARES AT THE MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, TO COMPLETE, SIGN, DATE, AND RETURN THE PROXY PROMPTLY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 REXFORD ROAD
                             POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233
--------------------------------------------------------------------------------

                                PROXY STATEMENT

     The following information is furnished in connection with the Annual Meeting of Shareholders (the "Meeting") of Piedmont Natural Gas Company, Inc. (the "Company"), to be held at the Company's executive offices in Charlotte, North Carolina, on February 23, 1996, and was first mailed to shareholders on or about January 23, 1996. The notice is set forth on the front page of this Proxy Statement. The Company's principal executive offices are located at 1915 Rexford Road, Charlotte, North Carolina 28211, and its telephone number is 704-364-3120.

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company, personally or by telephone or telegraph, none of whom will be separately compensated for such activities. The Company has retained W.F. Doring & Co. to assist in the solicitation of proxies in the same manner for an estimated fee of $4,000, plus reimbursement of out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of shares of the Company's Common Stock for the forwarding of proxy materials to the beneficial owners of such shares, and the Company will reimburse them for their expenses.

     The Company had issued and outstanding on January 10, 1996, 28,898,955 shares of Common Stock, which shares constitute the only class of stock which is entitled to notice of and to vote at the Meeting. Only holders of Common Stock of record at the close of business on January 10, 1996, will be entitled to notice of and to vote at the Meeting, one vote for each share of stock.

     The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting will constitute a quorum. Since many shareholders cannot attend the Meeting, it is necessary that a large number be represented by proxy. The Board of Directors has accordingly designated proxyholders to represent those shareholders who cannot be present in person and who desire to be so represented.

     The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. However, shareholders who sign proxies have the right to revoke them at any time before they are voted by filing with the Corporate Counsel and Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     As of January 10, 1996, no shareholder was known by management to own of record or beneficially more than 5% of the outstanding Common Stock.

                            PURPOSES OF THE MEETING

     At the Meeting, the Company's shareholders will consider and vote upon the following matters:

     1. The election of four Directors, each would serve for a term of three years or until their successors are duly elected and qualified (Proposal
        A);

     2. The ratification of the action of the Company's Board of Directors in selecting Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B); and

     3. Such other business as may properly come before the Meeting or any adjournment(s) thereof.

     The enclosed form of proxy provides a means for any shareholder to direct the proxyholders to vote for all nominees for election to the Board of Directors or to withhold authority to vote for any one or more or all of the nominees. A shareholder may also vote for or against or may abstain from voting on Proposal
B. If the enclosed proxy is properly marked, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions thereon. If no instructions are given, the proxy will be voted for the nominees named herein for election to the Board of Directors and for the ratification of the selection by the Board of Directors of independent auditors for the current fiscal year. If instructions are given with respect to one, but not the other, Proposal, such instructions as are given will be followed, but the proxy will be voted for the Proposal on which no instructions are given. Should other matters properly come before the Meeting, the proxyholders will vote the proxies thereon in accordance with their best judgment.

     Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting. Abstentions and broker non-votes will not affect the election results of the following proposals, so long as a quorum is present.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH SHAREHOLDER VOTE FOR EACH PROPOSAL.

                                   PROPOSAL A

                             ELECTION OF DIRECTORS

     The By-Laws of the Company provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board of Directors, but shall not be less than nine. The Company's Certificate of Incorporation (the "Charter") divides the Board of Directors into three classes, designated Class I, Class II and Class III, with one class standing for election each year for a three-year term. The Charter provides that each class shall consist as nearly as possible of one-third of the total number of directors constituting the entire Board.

     Muriel W. Helms, Donald S. Russell, Jr., and John E. Simkins, Jr., whose terms expire at the Meeting, are standing for reelection for three-year terms. In addition, the Board of Directors at its meeting on March 20, 1995, elected Ned R. McWherter as a Director in Class I until consideration for election as a Director by the shareholders of the Company at the 1996 Annual Meeting of shareholders. All nominees, with the exception of Mr. McWherter, were previously elected by the shareholders. In the absence of instructions to the contrary, it is intended that the shares covered by the accompanying proxy will be voted for the election of Ms. Helms, Mr. McWherter, Mr. Russell, and Mr. Simkins as directors in Class I to serve three-year terms expiring in 1999. The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of ten members.

     The Board of Directors does not know of any nominee or nominees who will be unable or unwilling to serve, but if any of them should be unable to serve, the proxies will be voted under discretionary authority for a substitute or substitutes designated by the Board of Directors, unless appropriate action has been taken to provide for a lesser number of directors.

     The following sets forth certain information concerning each person nominated for election as a director and each person whose term of office as a director will continue after the Meeting:

                             Director of
                                 the               Business Experience During Past
           Name             Company Since         Five Years and Other Information
--------------------------  -------------   ---------------------------------------------
NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 1999:
MURIEL W. HELMS                 1993        Age 54. President of the Charlotte Area of
                                              Prudential Carolinas Realty (real estate),
                                              Charlotte, North Carolina. Ms. Helms is
                                              also a director of United Carolina Bank.
NED R. MCWHERTER                1995        Age 65. Former Governor of the State of
                                              Tennessee, Dresden, Tennessee. Mr.
                                              McWherter is also a director of Coca-Cola
                                              Bottling Co. Consolidated and SunTrust
                                              Bank.
DONALD S. RUSSELL, JR.          1966        Age 57. Attorney at Law, Columbia, South
                                              Carolina. Mr. Russell is also a director of
                                              NationsBank of South Carolina, N.A., and
                                              Jefferson-Pilot Corporation.
JOHN E. SIMKINS, JR.            1966        Age 57. Consultant in business applications,
                                              Baltimore, Maryland. From 1993 through
                                              1995, Program Planning Manager, Airborne
                                              Surveillance Division, Westinghouse
                                              Electric Corporation (electronics products
                                              and services). Prior to 1993, Mr. Simkins
                                              was Manager, Planning and Administration,
                                              in the C3I Logistics Support Division of
                                              that company and in the Aerospace Logistics
                                              Support Division of that company.
DIRECTORS CONTINUING IN OFFICE UNTIL 1997:
C.M. BUTLER III                 1991        Age 52. Attorney and consultant in financial
                                              and regulatory affairs, Houston, Texas. Mr.
                                              Butler is also a director of Hawkins Energy
                                              Corporation.
SAM J. DIGIOVANNI               1988        Age 67. Former Partner in Arthur Andersen &
                                              Co. (certified public accountants),
                                              Chicago, Illinois.

                             Director of
                                 the               Business Experience During Past
           Name             Company Since         Five Years and Other Information
--------------------------  -------------   ---------------------------------------------
JOHN F. MCNAIR III              1984        Age 68. Retired President and Chief Executive
                                              Officer of Wachovia Bank of North Carolina,
                                              N.A., and Wachovia Corporation of North
                                              Carolina, Winston-Salem, North Carolina.
                                              Mr. McNair is Chairman of the Research
                                              Triangle Foundation and President, Chief
                                              Executive Officer and a director of the
                                              North Carolina Railroad Company.
DIRECTORS CONTINUING IN OFFICE UNTIL 1998:
JERRY W. AMOS                   1978        Age 57. Partner in the law firm of Amos &
                                              Jeffries, L.L.P., Greensboro, North
                                              Carolina, and General Counsel to the
                                              Company. Prior to October 1994, Mr. Amos
                                              was a partner in the law firm of Brooks,
                                              Pierce, McLendon, Humphrey & Leonard,
                                              L.L.P.
JOHN H. MAXHEIM                 1979        Age 61. Chairman of the Board, President and
                                              Chief Executive Officer of the Company,
                                              Charlotte, North Carolina. Mr. Maxheim is
                                              also a director of the Southern Region
                                              Board of Wachovia Bank of North Carolina,
                                              N.A., and Conso Products Company.
WALTER S. MONTGOMERY, JR.       1973        Age 66. President and Treasurer and Chief
                                              Executive Officer of Spartan Mills (textile
                                              manufacturer), Spartanburg, South Carolina.
                                              Mr. Montgomery is also a director of M.S.
                                              Bailey & Son, Allendale Insurance Company
                                              (Advisory Board), Spartan Mills, and
                                              Montgomery Industries.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended October 31, 1995, the Board of Directors held six meetings. All directors attended 75% or more of the aggregate meetings of the Board of Directors and committees of the Board on which they served.

COMMITTEES OF THE BOARD

     The Board of Directors has several standing committees, including an Audit Committee, a Compensation Committee and a Nominating Committee.

     The members of the Audit Committee are Sam J. DiGiovanni (Chairman), C. M. Butler III, Ned R. McWherter, and John E. Simkins, Jr. The Committee met twice during the fiscal year. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent auditors, reviews the arrangements for and scope of the audit, reviews internal auditing procedures and the adequacy of internal controls, and reviews the reports submitted by the independent auditors.

     The members of the Compensation Committee are John F. McNair III (Chairman), Sam J. DiGiovanni and Walter S. Montgomery, Jr. John H. Maxheim is an ex officio member. The Committee met twice during the fiscal year. The Compensation Committee oversees the Company's compensation policies and programs, including administration of the Executive Long-Term Incentive Plan. It also recommends to the Board of Directors the salaries and other compensation of elected officers and directors and reviews executive development and management succession plans.

     The members of the Nominating Committee are Jerry W. Amos (Chairman), John
H. Maxheim, John F. McNair III and Donald S. Russell, Jr. The Committee met once during the fiscal year. The Committee recommends to the Board of Directors nominees to fill vacancies on the Board as they occur and recommends candidates for election as directors at annual meetings of shareholders. The Committee will consider nominees recommended by shareholders upon submission in writing to the Corporate Counsel and Secretary of the Company of the names of such nominees, together with their qualifications for service and evidence of their willingness to serve. Such nominations to the Board must be made at least sixty days prior to the shareholders' meeting at which the election of directors will take place.

DIRECTORS' COMPENSATION

     Currently, Directors who are not employees of the Company or its affiliated companies are paid an annual retainer for Board service of $20,000, an attendance fee of $750 for each Board meeting attended and an attendance fee of $500 for each committee meeting attended, in addition to reimbursement for expenses incurred in attending such meetings. Directors who are employees receive no additional compensation for their services as Directors.

     A non-employee Director who shall have served not less than ten continuous years on the Board is entitled to receive on retirement from the Board at any age, an annual retirement benefit equal to the annual retainer fee in effect at the time of his or her retirement, which retirement benefit will continue for life. Should a non-employee Director die before ten years have elapsed from the retirement date of that Director from the Board, a retirement benefit shall be paid to the Director's designated beneficiary(s) in an amount equal to the annual Director retainer fee in effect at the time of the Director's retirement for the remaining portion of the ten-year period following the retirement date of that Director from the Board. Should a non-employee Director die while serving on the Board, the Director's previously designated beneficiary(s) shall be paid ten times the annual Director retainer fee that is in effect at the date of such Director's death.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Amos & Jeffries, L.L.P., a limited liability law partnership, received $594,957 for legal services performed for the Company during the 1995 fiscal year. That firm is expected to continue to perform such services during the current fiscal year. Jerry W. Amos, a Director and General Counsel to the Company, is a partner in this law firm.

     Transactions involving this law firm and the Company were made in the ordinary course of business and, in the opinion of management, were on substantially the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.

INSURANCE

     The Company provides accident insurance coverage in the amount of $200,000 to each director and each officer. The current annual premium for such coverage is $2,440. The Company is not designated as the beneficiary under the policy.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS OF THE COMPANY FOR THE TERMS STATED.

                                   PROPOSAL B

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent auditors, to serve as the independent auditors of the Company for the fiscal year ending October 31, 1996. Deloitte & Touche LLP has acted as the independent auditors of the Company since 1951. Although not required to submit this selection to the shareholders for ratification, the directors believe it is desirable that an expression of shareholder opinion be solicited.

     Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     If a majority of the shares of Common Stock represented at the Meeting is voted against ratification of the selection of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned, as of December 1, 1995, by each director and nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group:

                                                               Amount and Nature          Percent of
                 Name of Beneficial Owner                  of Beneficial Ownership(1)      Class(2)
    ---------------------------------------------------    --------------------------     ----------
    Directors
    Jerry W. Amos......................................               50,277(3)                   --
    C.M. Butler III....................................                  300                      --
    Sam J. DiGiovanni..................................                6,175(4)                   --
    Muriel W. Helms....................................                  660                      --
    John H. Maxheim....................................              119,719(5)                   --
    John F. McNair III.................................                6,000(6)                   --
    Ned R. McWherter...................................                1,144(3)                   --
    Walter S. Montgomery, Jr...........................                1,544(7)                   --
    Donald S. Russell, Jr..............................               70,624                      --
    John E. Simkins, Jr................................                2,506(3)                   --
    Executive Officers
    J. William Denny...................................               48,489(5)                   --
    Ray B. Killough....................................               21,704(5)                   --
    William R. Pritchard, Jr...........................               16,075(5)                   --
    Ware F. Schiefer...................................               24,657(5)(8)                --
    All Directors and executive officers as a group (28
      persons).........................................              493,902(5)                   --

---------------

(1) Unless otherwise indicated, each person listed has sole voting and investment power.
(2) For all directors, the number of shares shown represents less than 1% of the outstanding Common Stock. The number of shares beneficially owned by all directors and executive officers as a group represents less than 2% of the outstanding Common Stock.
(3) The number of shares shown includes those credited to participants' accounts under the Company's Dividend Reinvestment and Stock Purchase Plan.
(4) Includes 3,036 shares held by Mr. DiGiovanni in joint tenancy with his spouse.
(5) The number of shares shown includes those credited to participants' accounts under the Company's Dividend Reinvestment and Stock Purchase Plan and the Employee Stock Ownership Plan.
(6) Includes 2,000 shares owned by a family member. Mr. McNair disclaims beneficial ownership of such shares.
(7) Mr. Montgomery is a co-trustee of a trust which holds these shares.
(8) Includes 864 shares held by Mr. Schiefer in joint tenancy with his spouse.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following Summary Compensation Table sets forth a summary of the compensation paid to the Company's Chief Executive Officer and to the four other most highly compensated executive officers in the three fiscal years ended October 31, 1995, 1994 and 1993:

                                                                        Long-Term
                                             Annual Compensation       Compensation
                                          --------------------------     Payouts
                                                          Other        ------------
                                                         Annual            LTIP          All Other
     Name and Principal Position   Year    Salary    Compensation(1)     Payouts      Compensation(2)
    -----------------------------  ----   --------   ---------------   ------------   ---------------
    John H. Maxheim                1995   $413,269      $  87,822        $334,371        $ 107,750
      Chairman of the Board,       1994    398,269        101,123                          100,580
      President and Chief          1993    381,538         95,204                          100,368
      Executive Officer
    Ware F. Schiefer               1995    190,077         30,246         113,049           47,673
      Executive Vice President     1994    179,692         34,712                           45,981
                                   1993    167,115         32,680                           60,690
    J. William Denny               1995    151,231         25,727         107,751           45,842
      Vice President -- Nashville  1994    146,231         30,155                           44,071
      Division                     1993    141,231         28,390                           40,654
    Ray B. Killough                1995    170,962         19,167          70,007           17,181
      Senior Vice President --     1994    154,616         21,908                           17,134
      Operations                   1993    117,985         19,091                           12,831
    William R. Pritchard, Jr.      1995    135,846         19,731          75,078           29,512
      Vice                         1994    127,846         22,717                           24,359
      President -- Information     1993    119,846         21,387                           22,943
      Services

---------------

(1) Represents payments of dividend equivalents on units awarded, but not yet distributed, to the named executive officers under the Company's Executive Long-Term Incentive Plan.
(2) All Other Compensation includes the following for 1995:
          (i) Insurance premiums paid by the Company under the Supplemental Executive Benefit Plan (SEBP), including payments by the Company of the assumed income tax liabilities of the participants for such premium payments, as follows: Mr. Maxheim, $58,330; Mr. Schiefer, $30,753; Mr. Denny, $41,222; Mr. Killough, $12,561; and Mr. Pritchard, $24,892.
          (ii) Salary continuation accruals under the SEBP as follows: Mr. Maxheim, $44,800, and Mr. Schiefer, $12,300.
          (iii) Company contributions to the Salary Investment Plan (a 401(k) plan) of $4,620 for each named executive officer.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS

     On February 26, 1993, Mr. Maxheim entered into a four-year employment agreement with the Company, effective December 1, 1992 (the "Commencement Date"), at an initial base salary of $385,000 per annum. On each anniversary of the Commencement Date, the then remaining term is automatically extended for an additional year, unless the Company or Mr. Maxheim gives notice of termination of such renewal 90 days prior to such anniversary date; provided, however, that the term of the agreement shall not extend beyond

Mr. Maxheim's 65th birthday. Mr. Maxheim's base salary agreement is subject to review and increase annually by the Board of Directors. The agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the agreement and for two years after termination of the agreement, except in the case of termination without "cause," as defined therein, by the Company.

     Mr. Maxheim's employment agreement shall be terminated by his death or total permanent disability and may be terminated for cause by the Company or upon 60 days' notice by Mr. Maxheim. Mr. Maxheim's compensation would continue to be paid through the end of the month in which his death occurred, through the effective date of his voluntary termination of employment (except in connection with a "Change in Control"), and for 90 days following the date of a determination of total permanent disability. If terminated for cause, Mr. Maxheim would be entitled to no payments of compensation after the date of termination.

     In the event Mr. Maxheim's employment is terminated by the Company without cause, the nature of his duties is diminished after a Change in Control of the Company, or he voluntarily terminates his employment upon certain changes in his rights or duties after a Change in Control whether or not approved by the directors of the Company, he will be entitled to receive his annual base salary (which base salary automatically shall be increased 10% per annum in the event of a Change in Control) and all amounts which he may be or may become entitled to receive under any bonus or incentive plan for the remainder of the term of the agreement. He also will continue to be eligible to participate in other benefit plans of the Company for the remainder of the term of the agreement. Upon such a Change in Control that has not been approved by the requisite vote of the Board of Directors, the then remaining term of the agreement is automatically extended for a four-year period. In the event Mr. Maxheim is terminated by the Company without cause within twelve months after a Change in Control, he is entitled to receive in a lump sum all base salary (including automatic increases resulting from the Change in Control), incentive compensation and bonuses payable to him over the remaining term of the agreement. Under the agreement, should any dispute arise between Mr. Maxheim and the Company regarding the terms of the agreement, whether in formal legal proceedings or otherwise, the Company must reimburse him for all his costs and expenses should he prevail in such dispute.

EXECUTIVE LONG-TERM INCENTIVE PLAN

     The Company maintains a shareholder-approved Executive Long-Term Incentive Plan (the "Incentive Plan") for the purpose of promoting the interests of the Company by attracting and retaining in its employment persons of outstanding ability. The Incentive Plan provides executives and other key employees of the Company and its subsidiaries greater incentive to make material contributions to the success of the Company by granting them incentive compensation conditioned upon the corporate achievement of financial and other performance objectives. Employees of the Company and its subsidiaries who are in active service at the time awards are granted and are determined by the Board of Directors to be in the executive compensation group are eligible for awards under the Incentive Plan. The Incentive Plan is administered by the Compensation Committee, the members of which are ineligible to participate in the Incentive Plan.

     Under the Incentive Plan, the Board of Directors may grant awards of units, each equivalent in value to one share of Common Stock, in each of the years 1986 through 1996 to eligible key employees. No awards were granted during the fiscal year ended October 31, 1995. Except as otherwise provided, these awards are distributed only after the end of a performance period of two or more years, as determined by the Board, beginning with the year in which the awards are granted. The aggregate number of units which may be awarded to all participants under the Incentive Plan in any year may not exceed 1/2 of 1% of the total number of shares of Common Stock outstanding at the time the units are awarded.

     The percentage of the units awarded that are distributed depends on the levels of financial and other performance achieved by the Company during the performance period. The Board of Directors may adopt one or more performance categories in addition to or in substitution for a performance category or eliminate all performance categories other than financial performance. No distribution of units is made if the minimum average percentage of the applicable measurement of performance established by the Board is not achieved.

     An amount equal to the dividend payable on one share of Common Stock is accumulated or paid to each participant for each unit which, on the record date for the dividend, has been awarded to the participant and not distributed or cancelled.

     The Board of Directors may amend, suspend or terminate the Incentive Plan at any time, but no amendment may be made which adversely affects the rights of a participant with respect to awards previously granted to him or her without his or her consent, and provided that no amendment may be made without the approval of the shareholders which increases the total number of shares issuable under the Incentive Plan, changes the class of employees eligible to participate, or withdraws the direction of administration of the Incentive Plan from the Compensation Committee.

RETIREMENT PLAN

     The Company maintains a defined benefit plan (the "Retirement Plan") which covers all full-time employees upon attainment of age 21 and completion of one year of service, or attainment of age 30. The full cost of the Retirement Plan is paid by the Company. Benefits under the Retirement Plan become fully vested prior to normal retirement age upon the completion of five years of service, and are determined by a step-rate formula which utilizes the participant's covered compensation, final average earnings and credited years of service.

     In the event of retirement at or after age 65, the average Retirement Plan participant with maximum credited service of 35 years is, in general, entitled to an annual pension for life in an amount which, when added to primary Social Security benefits, will equal approximately 75% of the participant's average annual compensation during the five consecutive years of the last ten years prior to retirement during which the participant received his or her highest compensation. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 with ten years of credited service and in the event of retirement for disability.

     The persons named in the Summary Compensation Table above are participants in the Retirement Plan which provides for fixed benefits computed on an actuarial basis for all covered employees. The amount of the contribution, payment or accrual by the Company with respect to a specified person under the Retirement Plan cannot readily be separately or individually calculated. For the 1995 fiscal year, aggregate contributions to the Retirement Plan amounted to 1.87% of plan participants' remuneration based on regular basic compensation.

     Based upon current remuneration of the individuals named in the Summary Compensation Table above and their expected credited years of service at normal retirement age (65), the estimated annual retirement benefits payable upon retirement to each of the named individuals and their credited years of service as of October 31, 1995, are as follows: Mr. Maxheim, $103,486, 17 years; Mr. Schiefer, $87,426, 30 years; Mr. Killough, $76,559, 22 years; Mr. Denny, $63,582, 13 years; and Mr. Pritchard, $77,943, 25 years.

     The amounts shown in the following table are those payable in the event of retirement at age 65 on December 31, 1995. The table illustrates the estimated normal annual retirement benefits payable under the Retirement Plan for the specified remuneration and years of service classifications. The amounts shown do not reflect reductions which would result from joint and survivor elections.

                                                             Annual Benefits Upon Retirement
                                                             With Years of Service Indicated
                                                          -------------------------------------
            Final Average Annual Earnings                   15             25             35
------------------------------------------------------    -------       --------       --------
$150,000..............................................    $53,348       $ 74,558       $ 81,413
 200,000..............................................     69,810        100,350        109,705
 250,000..............................................     81,610        118,838        120,000
 300,000..............................................     81,610        118,838        120,000
 350,000..............................................     81,610        118,838        120,000
 400,000..............................................     81,610        118,838        120,000
 450,000..............................................     81,610        118,838        120,000

     The Employee Retirement Income Security Act of 1974 places certain limitations on benefits which may be paid under plans qualified under the Tax Code. Current law limits the amount payable in 1995 under a defined benefit plan to $120,000 and limits compensation used in 1995 for determining benefits to $150,000 per year.

              COMPARISONS OF CUMULATIVE TOTAL SHAREHOLDER RETURNS

     The following performance graph compares the Company's cumulative total shareholder return from October 31, 1990 through October 31, 1995 (a five-year period) to that of the Standard & Poor's 500 Stock Index, a broad market index ("S & P 500"), and to that of the Standard & Poor's Natural Gas Index, an index of natural gas utility companies (the "S & P Natural Gas").

     The graph assumes that the value of an investment in the Company's Common Stock and in each index was $100 on October 31, 1990, and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances.

               COMPARISONS OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                   VALUE OF $100 INVESTED AT OCTOBER 31, 1990

                                   [GRAPH]

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             PNG           S&P 500        INDUSTRY
1990                                       100             100             100
1991                                       115             134              88
1992                                       159             147              95
1993                                       214             169             117
1994                                       178             175             111
1995                                       205             221             128

       ** S&P Natural Gas Index

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The duty of the Compensation Committee of the Board of Directors is to review and approve the Company's compensation programs including its salary administration plan and Executive Long-Term Incentive Plan. In addition, the Committee reviews management compensation levels, evaluates the performance of management and considers management succession and related matters. To assist the Committee in its review and evaluations, independent compensation consultants are periodically retained to confirm the competitiveness of the Company's compensation policies and practices.

     The goals of the Compensation Committee are 1) to create compensation packages for officers and key executives which will attract and retain in the Company's employment persons of outstanding ability and 2) to provide executives and other key employees of the Company and its subsidiaries greater incentive to make material contributions to the success of the Company, its shareholders and service it provides to its customers.

     The compensation policy of the Company, endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. A portion of an officer's compensation therefore, is "at risk" through long-term incentive compensation. Target levels, depending upon management responsibilities, can amount to approximately 30 to 50 percent of average annual salary compensation.

     Executive compensation at the Company for 1995 was comprised of two elements: 1) base salary and 2) long-term incentive awards. It is the philosophy of the Committee to set the base salary of officers in relation to salaries for similarly situated officers in peer groups at natural gas distribution companies and other industrial companies of comparable size. The Board of Directors has previously adopted and shareholders have approved the Executive Long-Term Incentive Plan. Pursuant to the Incentive Plan, units (consisting of a combination of shares of Common Stock and cash) may be awarded to participants and, depending upon the levels of financial performance and customer satisfaction achieved by the Company during a performance period, distribution of those awards may be made. For the five-year performance period ending October 31, 1994, performance is measured against corporate average net earnings from continuing operations, after tax and after deducting the Gross National Product deflator over the performance period, with 100 percent of the award being distributed for performance that achieves an average annual increase of five percent after deducting the Gross National Product deflator. For the five-year performance period ending October 31, 1997, 100 percent of the award is distributed for performance that achieves an average increase in corporate average net earnings of six percent. Up to 120 percent of the award may be distributed for performance that materially exceeds targeted performance goals. Awards are based on achievement of pre-established internal measures and performance standards. The Plan requires that a minimum threshold must be achieved in order for awards to be made. The Committee recommends to the Board of Directors for their final approval the level that should be rewarded based upon achievement of Corporate goals.

     The compensation for each of the five highest paid officers for 1995 has been reviewed and has been found to be reasonable in view of the Company's performance, as compared to executives in similarly situated positions in peer group companies and the contribution of those officers to the established performance standards.

     The 1995 base salary for Mr. Maxheim, Chairman, President and Chief Executive Officer, was based principally on his rights under his employment agreement with the Company dated February 26, 1993, as described in the Company's proxy statement. In light of the previous decisions of the Board of Directors, the Employment Agreement established Mr. Maxheim's minimum annual base salary at $400,000 for 1995. This amount had been increased $15,000 from his base salary in 1994 in recognition of the overall performance of the officer, the increase in the cost of living and in recognition under his leadership which contributed to an increase in value of the Company's Common Stock at an annual compound return of 14.2% over the past five years.

                                          Compensation Committee

                                          John F. McNair III, Chairman
                                          Sam J. DiGiovanni
                                          Walter S. Montgomery, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Maxheim is an ex officio member of the Compensation Committee. As an ex officio member, he participates in the discussions of the Compensation Committee but does not vote on Committee actions. Moreover, he does not participate in and is not present during the Compensation Committee's deliberations upon compensation matters related to him.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers and persons who own more than 10% percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the NYSE. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Directors and executive officers, the Company believes that during the 1995 fiscal year, its Directors and executive officers complied with all applicable Section 16(a) filing requirements.

               PROPOSALS FOR 1997 ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder proposal intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company at the Company's executive offices no later than September 25, 1996, in order to be considered for inclusion in the Proxy Statement for such meeting.

                                 OTHER BUSINESS

     The Board of Directors and management do not know of any other matters to be presented at the Meeting. If other matters do properly come before the Meeting, it is intended that the persons named in the accompanying form of proxy will vote the proxies in accordance with their best judgment. The form of proxy confers discretionary authority to take action with respect to any additional matters which may come before the Meeting.

                                 MISCELLANEOUS

     The Annual Report of the Company for the 1995 fiscal year, which includes audited financial statements, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of the Proxy Statement or a solicitation of proxies.

     UPON WRITTEN REQUEST OF A SHAREHOLDER, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC. Requests should be directed to: Martin C. Ruegsegger, Corporate Counsel and Secretary, Piedmont Natural Gas Company, Inc., Post Office Box 33068, Charlotte, North Carolina 28233.

     Shareholders are respectfully urged to complete, sign, date and return the accompanying form of proxy in the enclosed envelope. Your prompt response will be appreciated.

                                          By order of the Board of Directors,

                                               MARTIN C. RUEGSEGGER
                                               Corporate Counsel and Secretary

January 23, 1996

                                                                      APPENDIX A

                       PIEDMONT NATURAL GAS COMPANY, INC.

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 23, 1996
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints John H. Maxheim, John F. McNair III and Walter S. Montgomery, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc., to be held February 23, 1996, and at any adjournment or adjournments thereof, as follows:

    The Board of Directors recommends a vote FOR the following proposals:

    A. ELECTION OF DIRECTORS                   / /FOR the nominees listed below (except   / / WITHHOLD AUTHORITY to vote for all
                                                   as indicated to the contrary below)        nominees listed below

MURIEL W. HELMS, NED R. MCWHERTER, DONALD S. RUSSELL, JR., AND JOHN E. SIMKINS,
                                      JR.

(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

    B. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

               / / FOR          / / AGAINST          / / ABSTAIN

                (Continued and to be signed on the reverse side)

                          (Continued from other side)

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS A AND B.

                                           Dated:                         , 1996
                                                 -------------------------

                                           -------------------------------------
                                           Signature

                                           -------------------------------------
                                           Signature (if held jointly)

                                           Please sign exactly as name appears
                                           hereon, date and return in the
                                           enclosed business reply envelope.
                                           Joint owners should each sign
                                           personally. Corporation proxies
                                           should be signed by an authorized
                                           officer. Executors, administrators,
                                           trustees, etc., should so indicate
                                           when signing.